Fushi International Completes Acquisition of Copperweld Bimetallics

•	Establishes Fushi as the Leader in the Global Bimetallic Industry -

DALIAN, China, Oct. 29 /Xinhua-PRNewswire-FirstCall/ -- Fushi International, Inc., (Nasdaq: FSIN), a leading Chinese manufacturer of bimetallic wire, is pleased to announce that it has closed the previously announced acquisition of Copperweld Bimetallics, LLC, the leading U.S. manufacturer of bimetallic wire.

The completion of this acquisition builds on Fushi’s leading market position in China to create the pre-eminent supplier of bimetallic products in the world with pro forma revenue for the twelve months ended June 30, 2007 of approximately US$152 million. The Company serves customers from diverse industries including telecommunications, electronics, automotive and utility, among others.

Chairman and CEO of Fushi International, Mr. Li Fu, commented, “Copperweld has a sizeable presence in the U.S. and Europe which complement our existing operations in China and create a global manufacturing base across which we can efficiently allocate production. As a result, we will have increased operational flexibility that will reduce lead times and improve our responsiveness to customers’ needs.”

“The addition of Copperweld’s proprietary manufacturing technology and cladding lines allows us to adequately address the increased worldwide demand for bimetallic wire. As we continue to expand production we will further strengthen our market leading positions in the U.S. and China, and facilitate expansion into new markets such as India, South East Asia, South America, and Eastern Europe,” concluded Fu.

The transaction values Copperweld at US$22.5 million, of which US$8.0 million is debt that Fushi will assume on closing. Fushi funded the acquisition with proceeds from the recently announced private placement of new common shares.

As a result of the transaction and private placement, Fushi expects 2007 fully diluted earnings per share to be in the range of US$0.86 to US$0.96 compared to its previous fully diluted earnings per share range of US$1.03 to US$1.13. Of the US$0.17 adjustment to earnings per share, US$0.16 is related to nonrecurring transaction expenses. Moving forward into 2008, the Company expects the acquisition to be accretive to earnings per share and anticipates diluted earnings per share of approximately US$1.50 to US$1.60 for FY 2008.

Mr. Chris Finley, CEO of Copperweld, who will become Chief Operating Officer of the combined group, said, “I am proud to join a company that is dedicated to innovation and industry leadership. This transaction creates a powerful and highly-skilled management team to drive future growth.”

Houlihan Lokey acted as sole financial adviser to Fushi on the acquisition.
Weil, Gotshal & Manges acted as legal counsel to Fushi on the acquisition.

About Fushi International

Fushi International Inc. through its wholly-owned subsidiary, Fushi International (Dalian) Bimetallic Cable Co., Ltd, manufactures bimetallic composite wire products, principally copper clad aluminium wires (“CCA”). CCA combines the conductivity and corrosion resistance of copper with the light- weight and relatively low cost of aluminium. It is a cost-effective substitute for single copper wire in a wide variety of applications such as coaxial cable for cable television and various video and data applications, signal transmission lines for telecommunication networks, distribution lines for electricity, electrical transformers, wire components for electronic instruments and devices, utilities, appliances, automotive, building wire and other industrial wires. For more information on Fushi, visit the website: http://www.fushiinternational.com .

Safe Harbor Statement

This press release may contain forward-looking statements concerning Fushi International’s business and products. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in Fushi International’s reports filed with the Securities and Exchange Commission. Fushi International undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

Nathan Anderson
Director of Investor Relations
Fushi International Inc.
Tel: +86-139-1150-8107
Email: Nathan.anderson@fushiinternational.com

Bill Zima & Ashley Ammon MacFarlane
Integrated Corporate Relations
Tel: +1-203-682-8200